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                                                                    EXHIBIT 10.1


                       PERFORMANCE TARGETS FOR FISCAL 2005
BIG LOTS, INC. 1998 KEY ASSOCIATE ANNUAL INCENTIVE COMPENSATION PLAN, AS AMENDED


On February 22, 2005, the Nominating and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Big Lots, Inc. (the "Company") recommended, and the Board approved, performance targets which, if obtained, will provide a bonus under the Big Lots, Inc. 1998 Key Associate Annual Incentive Compensation Plan, as amended (the "Bonus Plan") to certain employees, including the named executive officers and other executive officers. No right to a minimum bonus exists under the Bonus Plan.

The Committee derived its performance targets and defined the employees' bonus goals (e.g., floor, target and stretch) from the Company's planned earnings for fiscal 2005, as established by the Board. The specific criteria upon which any bonuses may be earned during the year ending January 28, 2006 ("fiscal 2005") is based on the greater of (i) income from continuing operations, (ii) income
(loss) from continuing operations before extraordinary items and/or the cumulative effective of a change in accounting principle, (iii) income before extraordinary items, and (iv) net income, with each such measure being adjusted to remove the effect of unusual or non-recurring event items. In making adjustments to remove the effect of unusual or non-recurring event items, the Committee takes into account: asset impairments under Statement of Financial Accounting Standards No. 144, as amended or superceded; acquisition-related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any loss attributable to the business operations of any entity or entities acquired during fiscal 2005; tax settlement charges; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring item charges (not otherwise listed) as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring item charges (not otherwise listed) in management's discussion and analysis of financial condition and results of operations, selected financial data, financial statements and/or in the footnotes to financial statements, each as appearing in the annual report to stockholders; unrealized losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133, as amended or superceded (such as the amendment by Statement 138, if applicable); and/or compensation charges related to stock option activity.

Employees' bonus goals are determined as a percentage of salary. The baseline percentage of salary for the each named executive officer (as is expected to be determined for the Company's 2005 proxy statement) has been established by their respective employment agreements. For other executive officers and employees, the percentage of salary is set by position level and is subjectively determined.

The establishment of the Company's performance targets remains solely in the Committee's discretion. The performance targets adopted for fiscal 2005 are consistent with the Committee's philosophy, policies and procedures applicable to the Company's executive compensation program.